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                                                                       EXHIBIT 2

                        PROFESSIONAL SERVICES AGREEMENT
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         THIS PROFESSIONAL SERVICES AGREEMENT ("Agreement") is made this Friday,
 June 8th, 2001 by, and between, Synthetic Blood International, Inc. located at 3189 Airway Ave. Bldg.C, Costa Mesa, CA 92626 ("Company") and Stephen R.
Lairmore (SRL)or his assigned Corporation, Sidhis Inc., with its principal office located at One Park Plaza, Suite 600, Irvine, CA 92614.

         WHEREAS, SRL provides services in connection with assisting various businesses to locate a suitable funding source for its business ("Company Funding Services");

         WHEREAS, Company desires to retain SRL to provide Company Funding Services to Company and SRL desires to provide such Company Funding Services;

         WHEREAS, Company is endeavoring to obtain funding of approximately Ten Million Dollars ($10,000,000.00) or more, in order to further develop and to enhance its business. Company contemplates that the funding for its business may be in form of equity participation, credits, debt, convertible debt, sub-debt, hybrid senior debt, mezzanine, bridge loans, merger or sale, warrants, options, or a combination thereof. The business of the Company shall be hereinafter referred to as the "Venture;" and

         WHEREAS, Company also desires the assistance of SRL in locating an appropriate funding source for the "Venture" and SRL desires to render such assistance.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

                           I. Company Funding Services
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          1.1  SRL's Funding Duties. SRL shall use its best efforts to assist
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               the Company in structuring itself so as to make itself attractive to various types of prospective funding sources in order to obtain funding for the Venture and to introduce Company to various prospective funding sources. In this regard, SRL shall, to the extent that SRL deems it advisable:

          (a) Review and analyze the Company's capital structure, funding needs, existing business and business plan in order to assist Company in determining the type and amount of funding required by the Company for the Venture;

          (b) Advise the Company as to the types of funding sources generally available;

          (c) Make recommendations to Company as to the manner in which the Company can position and structure itself, if appropriate, in order to maximize its attractiveness to various types of funding sources;

          (d) Introduce the Company to various potential funding sources for the Venture. Potential funding sources introduced to Company by SRL shall be hereinafter referred to as "Funders". Funders may include any, or all, of institutional lenders and investors, private lenders and investors, angel investors, venture capitalists, investment bankers, merchant bankers, financial planners, and broker dealers;

          (e) Assist the Company in evaluating any offer, which is received from a Funder and in determining whether to accept any such offer; and

          (f) Assist the Company in negotiating and reaching agreement with any selected

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               Funder (to the extent requested by Company).

          1.2  Duties of Company. The Company shall be solely responsible for
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               the decision as to whether to accept any offer from any funding source. Company shall be under no obligation to accept any offer or to close any offer of any Funder.

          1.3  Introduction. SRL shall be deemed to have introduced a Funder to
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               Company if the Funder's name was provided to Company by SRL as a potential funding source and SRL initially advised Funder of the Company's need for funding for the Venture or of the Company. The introduction shall be deemed to be made at the point that SRL first provides Funder's name to Company as a potential funding source.

          1.4  Funder Lists. SRL shall provide Company with a detailed list,
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               which shall be attached hereto as Exhibit "A", of each
               potentially interested Funder which has been contacted by SRL, within thirty (30) days of such prospective Funder expressing an interest in the Venture. The Company may solicit any potential funding source which it deems appropriate, without the consent of SRL, except those Funders which have been previously contacted by SRL.

          1.5  Use of Materials. In contacting potential Funders, SRL shall have
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               the right to utilize the information concerning the Venture, which has been imparted to it by Company and the information contained in the materials which the Company is preparing for SRL's use in connection with locating a potential Funder. SRL acknowledges that any Company trade secret or "Proprietary Information" imparted to SRL by the Company regarding the Venture is to be used only in connection with the location of a potential funding source for the Company and may be disclosed to any such potential funding source. However, such Proprietary Information shall only be disclosed in accordance with the terms of this Agreement and SRL shall not disclose any such Proprietary Information to any third party other than a prospective Funder, or to an agent, representative, employee, or officer of a prospective Funder, without the consent of Company. Company represents that all Proprietary Information provided by Company to SRL is true and accurate.

          1.6  Term. The term of the Company Funding Services portion of this
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               Agreement shall be for a period of six (6) months from the date of this Agreement. Notwithstanding a prior commencement of the term of this Agreement. SRL shall be fully compensated for any funding provided by a Funder as long as the agreement to provide such funding is reached within the greater of one year of the termination of this Agreement or eighteen (18) months of SRL's advising the Company of the Funder as a potential funding source.

          1.7  Compensation. SRL shall receive Four Percent (4%) of the gross
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               proceeds to the Company of any funding actually received from a
               Funder, without regard to the form or amount thereof, as a fee for the Company Funding Services as provided under this Article
               I. This four percent (4%) of the gross proceeds to the Company of funding received from a Funder shall be payable in cash. SRL shall receive such fee if one or more Funders provide funding to finance all, or a portion, of the Venture on terms which have been accepted by Company. Such fee shall be paid in connection with all funding provided during the term of this Agreement as extended under Section 1.6

               In addition, the Company shall grant SRL warrants exercisable within seven (7) years to purchase shares of the Company`s common stock equal to four (4%) percent of the shares provided to the Funding Sources in consideration of the funding at an exercise price equal to the price per share to be paid for similar stock by the Funder in connection with the funding process.The warrant and the stock acquired pursuant to the exercise of same shall bear the same registration rights afforded to any warrant or stock obtained by the Funder in connection with the funding process. However, the warrant shall be issued and

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               the exercise price shall be determined at the time of financing.

               The amount of funding provided by any Funder shall be, for purposes of this Agreement, deemed to include funding provided by any party which the Funder may introduce to the transaction, including individual and institutional investors.

               The Company shall pay SRL a non-refundable retainer of Ten Thousand Dollars ($10,000.00) payable upon execution of this Professional Services Agreement, which will be deducted from the compensation received by SRL at close of funding.

          1.8  Expenses. Any required travel and related expenses in connection
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               with a meeting with a potential Funder which meeting shall be attended by the Company and SRL shall be paid by the Company. Such expenses shall be subject to the prior written consent of Company.

          1.9  Best Efforts. SRL shall use its reasonable best efforts to locate
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               an appropriate funding source for the Venture. However, there can be no assurance that SRL will be successful in locating such a funding source acceptable to the Company.

                              II General Provisions
                              ---------------------

          2.1  Entire Agreement; Amendment. This Agreement contains the entire
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               agreement between these parties with respect to the subject matter hereof and there are no promises, covenants, or representations, which are not contained herein. This Agreement may not be amended or modified except in a written document executed by both of the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

               Nothing in this Agreement shall be interpreted to provide that SRL and the Company are partners, joint ventures or assignees of the other. SRL shall remain an independent contractor providing services to the Company.

          2.2  Notices. All notices under this Agreement shall be in writing and
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               shall be served by personal service, or registered mail, return receipt requested. Notice by mail shall be addressed to each party at its address as set forth above. Either party may notify the other party of a different address to which notices shall be sent in writing to the then current address.

          2.3  Governing Law. This Agreement shall be governed by, and construed
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               under the laws of the state of California. The invalidity or unenforceability of any provision of this Agreement will in no way offset the validity or enforceability of any other provision.

          2.4  Indemnification. Company shall indemnify and hold harmless SRL,
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               and each of its agents, employees and representatives from, and against, any and all losses, claims, damages and liabilities, joint or several, including attorney's fees, to which any of such person may become subject insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any act or omission of Company which may constitute a violation of any federal or state securities laws. Company shall also indemnify and hold harmless SRL, and each of its agents, employees and representatives from, and against, any and all losses, claims, damages, and liabilities, joint or several, including attorney's fees, to which any such person may become subject insofar as such losses, claims, damages or liabilities arise out of, or are based upon, the truthfulness or accuracy of any information provided by Company to SRL.

          2.5  Confidentiality. This Agreement and its contents, including
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               Exhibit "A", will be treated by the Company as Confidential
               Information of SRL. Any advice rendered by SRL

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               pursuant to this agreement is also Confidential Information.
               Confidential Information may not be disclosed publicly in any manner without SRL's prior written approval.

          2.6  Arbitration. Any dispute arising under, or relating to, this
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               Agreement shall be resolved by binding arbitration before the
               American Arbitration Association in Orange County, California under the then-prevailing rules of the Association. In any such arbitration the prevailing party shall be awarded its reasonable attorneys fees.

     IN WITNESS WHEREOF, the parties hereunto have executed the Agreement on the day and year set forth below.

  By:____________________________________________    Date:_____________________.
   ("SRL") Stephen R. Lairmore





  By:____________________________________________    Date:______________________
  ("Company") Synthetic Blood International, Inc.
  President / CEO-Robert Nicora